Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of Sachem Capital Corp. (the “Company”) of our report dated March 30, 2021, relating to the financial statements of the Company as of December 31, 2020 and 2019, and for the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement on Form S-3.

/s/ Hoberman & Lesser CPA’s, LLP
Hoberman & Lesser CPA’s, LLP

New York, New York
February 18, 2022